NEWS RELEASE

FOR IMMEDIATE RELEASE
HOUSTON and LONDON, May 1, 2020

LyondellBasell Reports First Quarter 2020 Earnings

First Quarter 2020 Highlights
•Net Income: $0.1 billion, $0.5 billion excluding LCM1
•Diluted earnings per share: $0.42 per share, $1.47 per share excluding LCM
•EBITDA: $0.6 billion, $1.1 billion excluding LCM, resilient performance in a challenging market
•Launched production at our 500,000 ton U.S. Gulf Coast high-density polyethylene plant using LyondellBasell's next-generation Hyperzone technology
•Expanding our presence in China with definitive agreements for an integrated olefins and polyolefins joint venture with Bora using LyondellBasell's polyolefin technologies
•Safely operating major facilities as an essential industry supporting society's needs

Comparisons with the prior quarter and first quarter 2019 are available in the following table:

Table 1 - Earnings Summary

Millions of U.S. dollars (except share data)	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Sales and other operating revenues	$7,494	$8,179	$8,778
Net income	144	612	817
Diluted earnings per share	0.42	1.83	2.19
Weighted average diluted share count	334	334	372
EBITDA (a)	646	1,172	1,428

Excluding LCM

Net income	$495	$637	$817
Diluted earnings per share	1.47	1.90	2.19
LCM charges, pre-tax	419	33	—
EBITDA	1,065	1,205	1,428

(a) See the end of this release for an explanation of the Company’s use of EBITDA and Table 9 for reconciliations of net income to EBITDA, including and excluding LCM.

________________________
1 LCM stands for “lower of cost or market.” An explanation of LCM and why we have excluded it from certain financial information can be found under “Information Related to Financial Measures.”

LyondellBasell Industries (NYSE: LYB) today announced net income for the first quarter 2020 of $0.1 billion, or $0.42 per share. The first quarter 2020 included a $351 million non-cash, inventory valuation charge (LCM) and $13 million of integration costs, net of tax, that impacted earnings by $1.05 per share and $0.04 per share, respectively. First quarter 2020 EBITDA was $0.6 billion, or $1.1 billion excluding LCM. Integration activities related to the 2018 acquisition of A. Schulman are on schedule to achieve $200 million in forward annual run-rate synergies by the close of the third quarter 2020.

“Despite the dual challenges of low oil prices and impacts from the coronavirus pandemic, LyondellBasell delivered resilient results and moved forward on our strategic initiatives during the first quarter. Our two Olefins & Polyolefins segments experienced strong consumer-driven demand for polymers used in packaging and medical products which contributed to higher underlying profitability for the combined segments relative to the prior quarter. We advanced on initiatives to increase our long-term profitability, including successfully beginning production at our 500,000 ton high-density polyethylene plant using our next-generation Hyperzone technology and signing definitive agreements with Bora to build an integrated olefins and polyolefins joint venture," said Bob Patel, LyondellBasell CEO.

"During March, global initiatives to limit the spread of COVID-19 resulted in falling demand for transportation fuels that sharply reduced margins for our oxyfuels and gasoline produced in the Intermediates & Derivatives and Refining segments. Automotive manufacturing shutdowns diminished typical seasonal improvements for our Advanced Polymer Solutions segment where more than one third of the segment’s product volumes are utilized in the automotive sector. In response, we have temporarily halted production at several relatively small plants in our APS segment serving automotive end markets. While our major facilities are all operating, we have appropriately reduced rates across our system to match decreased customer demand.

“We are navigating through these challenging times by finding benefits from our core strengths in operational excellence, cost management and capital discipline. Our significant global feedstock flexibility serves us well during periods of volatile raw material prices. We have taken early, proactive measures to further strengthen our position by maximizing cash generation and reducing expenditures while increasing liquidity to ensure we remain well-positioned through these events,” Patel said.

OUTLOOK

“The effects from the coronavirus pandemic, low crude oil pricing and a slowing economy will increasingly impact our businesses during the second quarter. In April and May, our order books indicate strong ongoing demand for our polyolefins used in consumer packaging and medical applications. Weak demand from markets for industrial and durable products is expected to persist. Our Refining and Oxyfuels & Related Products businesses will be impacted by significantly lower demand for transportation fuels.

"We are taking actions to manage risk by accelerating cost savings initiatives, aggressively managing working capital, reducing 2020 capital expenditures by $500 million and increasing liquidity to over $5 billion during April. Our dividend and our investment grade balance sheet both play integral roles in our shareholder value proposition and we are committed to maintaining a disciplined approach to capital allocation with a focus on funding our dividend. In the event of a prolonged or deeper downturn, we will act pragmatically and evaluate all prudent options. While it is too early to predict the magnitude and duration of the downturn, we entered this crisis from a position of strength and we believe we are well-positioned to navigate this volatile environment and prepare the company for an eventual recovery of the economy,” Patel said.

LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT
LyondellBasell manages operations through six operating segments: 1) Olefins and Polyolefins - Americas; 2) Olefins and Polyolefins - Europe, Asia and International; 3) Intermediates and Derivatives; 4) Advanced Polymer Solutions; 5) Refining; and 6) Technology.

Comments and analysis represent underlying business activity and are exclusive of LCM inventory adjustments.

Olefins & Polyolefins - Americas (O&P-Americas) - Our O&P-Americas segment produces and markets Olefins & Co-products, polyethylene and polypropylene.

Table 2 - O&P-Americas Financial Overview

Millions of U.S. dollars	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Operating income	$238	$365	$384
EBITDA	366	498	516
LCM charges, pre-tax	111	25	—
EBITDA excluding LCM adjustments	477	523	516

Three months ended March 31, 2020 versus three months ended December 31, 2019 - EBITDA decreased $46 million versus the fourth quarter 2019, excluding an unfavorable variance of $86 million due to LCM inventory charges. First quarter 2020 results decreased approximately $20 million due to inventory valuation changes relative to the prior period. Olefins results decreased about $110 million versus the fourth quarter 2019 driven by a decline in margin. Ethylene margin decreased as a lower ethylene price was partially offset by a decrease in feedstock prices. Ethylene volume decreased due to planned maintenance. Polyolefins results increased approximately $95 million with an improvement in margin and volume. Margins increased mainly in polyethylene with a spread increase over ethylene of more than $105 per ton. Joint venture equity income decreased about $10 million.

Three months ended March 31, 2020 versus three months ended March 31, 2019 - EBITDA decreased $39 million versus the first quarter 2019, excluding an unfavorable variance of $110 million due to LCM inventory charges. Compared with the prior period, olefins results increased approximately $80 million driven by an increase in margin. Ethylene margin expanded primarily due to reduced feedstock prices, partially offset by a lower ethylene price. Ethylene volume decreased due to planned maintenance. Polyolefin results decreased about $110 million driven by lower margins partially offset by an increase in polyethylene volume. Margins declined primarily due to a spread decline in polyethylene over ethylene and polypropylene over propylene of about $185 per ton and $105 per ton, respectively. Joint venture equity income decreased approximately $10 million.

Olefins & Polyolefins - Europe, Asia, International (O&P-EAI) - Our O&P-EAI segment produces and markets Olefins and Co-products, polyethylene and polypropylene.

Table 3 - O&P-EAI Financial Overview

Millions of U.S. dollars	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Operating income	$135	$59	$186
EBITDA	189	144	296
LCM charges, pre-tax	36	—	—
EBITDA excluding LCM adjustments	225	144	296

Three months ended March 31, 2020 versus three months ended December 31, 2019 - EBITDA increased $81 million versus the fourth quarter 2019, excluding an unfavorable variance of $36 million due to LCM inventory charges. First quarter 2020 results decreased approximately $25 million due to inventory valuation changes relative to the prior period. Olefins results increased more than $135 million versus the fourth quarter 2019 driven by an increase in ethylene margin due to lower feedstock costs. Combined polyolefins results were relatively unchanged with an increase in volumes, offset by a decrease in margins. Joint venture equity income decreased approximately $35 million due to lower margins and volumes.

Three months ended March 31, 2020 versus three months ended March 31, 2019 - EBITDA decreased $71 million, versus the first quarter 2019, excluding an unfavorable variance of $36 million due to LCM inventory charges. Compared to the prior period, olefins results increased more than $45 million with an improvement in both volume and margin. Volume increased driven by improved reliability with unplanned maintenance impacting the first quarter 2019. Ethylene margin expanded primarily due to reduced feedstock prices, partially offset by a lower ethylene price. Combined polyolefins results decreased approximately $60 million due to lower spreads. Joint venture equity income decreased about $55 million due to lower margins and volumes.

Intermediates & Derivatives (I&D) - Our I&D segment produces and markets Propylene Oxide & Derivatives, Oxyfuels & Related Products and Intermediate Chemicals, such as styrene monomer, acetyls, ethylene oxide and ethylene glycol.

Table 4 - I&D Financial Overview

Millions of U.S. dollars	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Operating income	$131	$249	$314
EBITDA	203	329	390
LCM charges, pre-tax	78	—	—
EBITDA excluding LCM adjustments	281	329	390

Three months ended March 31, 2020 versus three months ended December 31, 2019 - EBITDA decreased $48 million versus the fourth quarter 2019, excluding an unfavorable variance of $78 million due to LCM inventory charges. Compared with the prior period, Propylene Oxide & Derivatives results increased about $25 million due to higher volumes and margins. Intermediate Chemicals results increased $15 million driven by an increase in margins, partially offset by lower volume as result of planned maintenance. Oxyfuels & Related Products results decreased approximately $80 million driven by lower product prices.

Three months ended March 31, 2020 versus three months ended March 31, 2019 - EBITDA decreased $109 million versus the first quarter 2019, excluding an unfavorable variance of $78 million due to LCM inventory charges. Compared with the prior period, Propylene Oxide & Derivatives results decreased approximately $20 million due to reduced derivative margins. Intermediate Chemicals results decreased about $100 million. Margins declined, primarily in styrene, and volumes were lower due to planned and unplanned maintenance activities. Oxyfuels & Related Products results increased $20 million with higher volumes and an improvement in margin due to lower butane prices.

Advanced Polymer Solutions (APS) - Our Advanced Polymer Solutions segment produces and markets in two lines of business: Compounding & Solutions and Advanced Polymers. Compounding & Solutions includes polypropylene compounds, engineered plastics, masterbatches, engineered composites, colors and powders. Advanced Polymers consists of Catalloy and polybutene-1.

Table 5 - Advanced Polymer Solutions Financial Overview

Millions of U.S. dollars	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Operating income	$70	$13	$119
EBITDA	113	54	148
LCM charges, pre-tax	2	8	—
EBITDA excluding LCM adjustments	115	62	148

Three months ended March 31, 2020 versus three months ended December 31, 2019 - EBITDA increased $53 million versus the fourth quarter 2019, excluding a favorable variance of $6 million due to LCM inventory charges. First quarter 2020 results decreased approximately $15 million due to inventory valuation changes relative to the prior period. Integration costs related to the acquisition of A. Schulman were $24 million lower in the first quarter 2020 versus the fourth quarter 2019. Compared with the prior period, Compounding & Solutions results increased approximately $30 million due to higher margins and volumes. Margins improved primarily for polypropylene compounds and engineered plastics. Volumes increased in most businesses due to seasonal demand partially offset by the impact of decreased automotive demand related to COVID-19 in March. Advanced Polymers results improved about $10 million driven by seasonal construction demand.

Three months ended March 31, 2020 versus three months ended March 31, 2019 - EBITDA decreased $33 million versus the first quarter 2019, excluding an unfavorable variance of $2 million due to LCM inventory charges. Integration costs related to the acquisition were relatively unchanged in the first quarter 2020 versus the first quarter 2019. Compared with the prior period, Compounding & Solutions results decreased $30 million primarily driven by lower demand due continued low automotive demand and the impact of COVID-19. Advanced Polymers results were relatively unchanged.

Refining - Our Refining segment produces and markets gasoline and distillates, including diesel fuel, heating oil and jet fuel.

Table 6 - Refining Financial Overview

Millions of U.S. dollars	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Operating income (loss)	$(314)	$(19)	$(59)
EBITDA	(272)	22	(15)
LCM charges, pre-tax	192	—	—
EBITDA excluding LCM adjustments	(80)	22	(15)

Three months ended March 31, 2020 versus three months ended December 31, 2019 - EBITDA decreased $102 million versus the fourth quarter 2019, excluding an unfavorable variance of $192 million due to LCM inventory charges. Margin declined due to the inability to upgrade products during an unplanned catalytic cracker outage and a decrease in the Maya 2-1-1 industry benchmark crack of $2.23 per barrel to $17.21 per barrel. The Houston Refinery operated at 226,000 barrels per day, 41,000 barrels per day lower than the prior period due to unplanned maintenance.

Three months ended March 31, 2020 versus three months ended March 31, 2019 - EBITDA decreased $65 million versus the first quarter 2019, excluding an unfavorable variance of $192 million due to LCM inventory charges. Margin declined driven by the inability to upgrade products during an unplanned outage, partially offset by a higher Maya 2-1-1 industry benchmark crack of $3.66 per barrel to $17.21 per barrel. Crude throughput decreased by 33,000 barrels per day.

Technology - Our Technology segment develops and licenses chemical and polyolefin process technologies and manufactures and sells polyolefin catalysts.

Table 7 - Technology Financial Overview

Millions of U.S. dollars	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Operating income	$47	$132	$73
EBITDA	56	138	83
LCM charges, pre-tax	—	—	—
EBITDA excluding LCM adjustments	56	138	83

Three months ended March 31, 2020 versus three months ended December 31, 2019 - EBITDA decreased $82 million versus the fourth quarter 2019 primarily due to a decrease in licensing revenue as several licenses reached revenue milestones in the prior quarter.

Three months ended March 31, 2020 versus three months ended March 31, 2019 - EBITDA decreased $27 million versus the first quarter 2019 driven by lower licensing revenue.

Capital Spending and Cash Balances
Capital expenditures, including growth projects, maintenance turnarounds, catalyst and information technology-related expenditures, were $660 million during the first quarter 2020. Our cash and liquid investment balance was $1.8 billion at March 31, 2020. There were 334 million common shares outstanding as of March 31, 2020. The company paid dividends of $351 million during the first quarter 2020.

Reconciliations and Additional Information
Quantitative reconciliations of net income, the most comparable GAAP measure, to EBITDA are provided in Table 9 at the end of this release. Additional operating and financial information, including reconciliations of non-GAAP measures, may be found on our website at www.LyondellBasell.com/investorrelations.

CONFERENCE CALL
LyondellBasell will host a conference call May 1 at 11 a.m. EDT. Participants on the call will include Chief Executive Officer Bob Patel, Executive Vice President and Chief Financial Officer Michael McMurray and Director of Investor Relations David Kinney.

The toll-free dial-in number in the U.S. is 1-800-475-8402. A complete listing of toll-free numbers by country is available at www.LyondellBasell.com/teleconference for international callers. The passcode for all numbers is 6934553.

The slides and webcast that accompany the call will be available at www.LyondellBasell.com/earnings.

A replay of the call will be available from 1:00 p.m. EDT May 1 until June 1 at 9:59 p.m. EDT. The replay dial-in numbers are 1-866-397-1431 (U.S.) and 1-203-369-0538 (international). The passcode for each is 1160.

ABOUT LYONDELLBASELL
LyondellBasell (NYSE: LYB) is one of the largest plastics, chemicals and refining companies in the world. Driven by its employees around the globe, LyondellBasell produces materials and products that are key to advancing solutions to modern challenges like enhancing food safety through lightweight and flexible packaging, protecting the purity of water supplies through stronger and more versatile pipes, improving the safety, comfort and fuel efficiency of many of the cars and trucks on the road, and ensuring the safe and effective functionality in electronics and appliances. LyondellBasell sells products into more than 100 countries and is the world's largest producer of polypropylene compounds and the largest licensor of polyolefin technologies.  In 2020, LyondellBasell was named to Fortune magazine's list of the “World's Most Admired Companies” for the third consecutive year. More information about LyondellBasell can be found at www.LyondellBasell.com.

FORWARD-LOOKING STATEMENTS
The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; the impacts of the COVID-19 pandemic in geographic regions or markets served us, or where our operations are located, including the risk of prolonged recession; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to achieve expected cost savings and other synergies; our ability to successfully execute projects and growth strategies; any proposed business combination, the expected timetable for completing any proposed transactions and the receipt of any required governmental approvals, future financial and operating results, benefits and synergies of any proposed transactions, future opportunities for the combined company; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and service our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2019, which can be found at www.LyondellBasell.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov.

INFORMATION RELATED TO FINANCIAL MEASURES
This release makes reference to certain non-GAAP financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended.

The non-GAAP measures we have presented include EBITDA, EBITDA excluding LCM and diluted earnings per share excluding LCM. EBITDA, as presented herein, may not be comparable to a similarly titled measure reported by other companies due to differences in the way the measure is calculated. We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation & amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity. We also present EBITDA exclusive of adjustments for “lower of cost or market” (“LCM”), which is an accounting rule consistent with GAAP related to the valuation of inventory. Our inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) inventory valuation methodology, which means that the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. Market is determined based on an assessment of the current estimated replacement cost and selling price of the inventory. In periods where the market price of our inventory declines substantially, cost values of inventory may be higher than the market value, which reduces the value of inventory to market value. This adjustment is related to the recent decline in pricing for many of our raw material and finished goods inventories. Fluctuation in the prices of crude oil, natural gas and correlated products from period to period may result in the recognition of charges to adjust the value of inventory to the lower of cost or market in periods of falling prices and the reversal of those charges in subsequent interim periods as market prices recover.

Additional operating and financial information, including reconciliations of non-GAAP measures to the most directly comparable GAAP measure, may be found in Table 9 at the end of this release and on our website at www.LyondellBasell.com/investorrelations.

OTHER FINANCIAL MEASURE PRESENTATION NOTES
This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.
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Source: LyondellBasell Industries

Media Contact: Michael Waldron +1 713-309-7575
Investor Contact: David Kinney +1 713-309-7141

Table 8 - Reconciliation of Segment Information to Consolidated Financial Information

	2019					2020
(Millions of U.S. Dollars)	Q1	Q2	Q3	Q4	Total	Q1
Sales and other operating revenues:
Olefins & Polyolefins - Americas	$2,111	$2,114	$2,137	$2,073	$8,435	$1,792
Olefins & Polyolefins - EAI	2,535	2,505	2,309	2,155	9,504	2,224
Intermediates & Derivatives	—	2,062	2,046	1,832	5,940	1,770
Advanced Polymer Solutions	1,339	1,258	1,186	1,067	4,850	1,096
Refining	1,882	2,180	2,134	2,055	8,251	1,448
Technology	141	173	146	203	663	122
Other/Eliminations	(1,124)	(1,244)	(1,236)	(1,206)	(4,810)	(958)
Continuing operations	$6,884	$9,048	$8,722	$8,179	$32,833	$7,494

Operating income (loss):
Olefins & Polyolefins - Americas	$384	$504	$524	$365	$1,777	$238
Olefins & Polyolefins - EAI	186	226	202	59	673	135
Intermediates & Derivatives	314	372	314	249	1,249	131
Advanced Polymer Solutions	119	91	67	13	290	70
Refining	(59)	(110)	(52)	(19)	(240)	(314)
Technology	73	96	73	132	374	47
Other	—	(2)	(4)	(1)	(7)	(3)
Continuing operations	$1,017	$1,177	$1,124	$798	$4,116	$304

Depreciation and amortization:
Olefins & Polyolefins - Americas	$115	$117	$118	$120	$470	$124
Olefins & Polyolefins - EAI	53	52	51	52	208	53
Intermediates & Derivatives	72	74	75	74	295	70
Advanced Polymer Solutions	29	30	32	42	133	44
Refining	43	44	41	41	169	42
Technology	10	11	10	6	37	9
Continuing operations	$322	$328	$327	$335	$1,312	$342

EBITDA:(a)
Olefins & Polyolefins - Americas	$516	$635	$653	$498	$2,302	$366
Olefins & Polyolefins - EAI	296	331	291	144	1,062	189
Intermediates & Derivatives	390	448	390	329	1,557	203
Advanced Polymer Solutions	148	120	102	54	424	113
Refining	(15)	(66)	(6)	22	(65)	(272)
Technology	83	107	83	138	411	56
Other	10	4	—	(13)	1	(9)
Continuing operations	$1,428	$1,579	$1,513	$1,172	$5,692	$646

Capital, turnarounds and IT deferred spending:
Olefins & Polyolefins - Americas	$276	$257	$295	$271	$1,099	$204
Olefins & Polyolefins - EAI	64	39	45	65	213	42
Intermediates & Derivatives	179	238	317	330	1,064	353
Advanced Polymer Solutions	16	11	14	18	59	13
Refining	43	53	41	12	149	16
Technology	17	17	26	34	94	30
Other	4	7	4	1	16	2
Continuing operations	$599	$622	$742	$731	$2,694	$660

(a) See Table 9 for the reconciliation of net income to EBITDA, including and excluding LCM, and Tables 2 through 7 for LCM charges recorded for each segment.

Table 9 - Reconciliation of Net Income to EBITDA, including and excluding LCM
	2019					2020
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1
Net income (a)(b)	$817	$1,003	$965	$612	$3,397	$144
add: LCM charges, after-tax	—	—	—	25	25	351
Net income excluding LCM adjustments	817	1,003	965	637	3,422	495
less: LCM charges, after-tax	—	—	—	(25)	(25)	(351)
Net income	817	1,003	965	612	3,397	144
Loss (income) from discontinued operations, net of tax	—	3	4	—	7	(1)
Income from continuing operations(a)(b)	817	1,006	969	612	3,404	143
Provision for income taxes(b)	203	169	136	140	648	75
Depreciation and amortization	322	328	327	335	1,312	342
Interest expense, net	86	76	81	85	328	86
add: LCM charges, pre-tax	—	—	—	33	33	419
EBITDA excluding LCM adjustments	1,428	1,579	1,513	1,205	5,725	1,065
less: LCM charges, pre-tax	—	—	—	(33)	(33)	(419)
EBITDA(c)	$1,428	$1,579	$1,513	$1,172	$5,692	$646

(a) The first quarter of 2019, second quarter of 2019, third quarter of 2019, fourth quarter of 2019 and first quarter of 2020 include after-tax charges of $12 million, $15 million, $33 million, $29 million and $13 million, respectively, for integration costs associated with our acquisition of A. Schulman.

(b) The third quarter of 2019 includes a non-cash benefit of $85 million, from the release of unrecognized tax benefits and associated accrued interest.
(c) EBITDA for the first quarter of 2019, second quarter of 2019, third quarter of 2019, fourth quarter of 2019 and first quarter of 2020 include pre-tax charges of $16 million, $19 million, $43 million, $38 million and $14 million, respectively, for integration costs associated with our acquisition of A. Schulman.